Exhibit 1K-6.c

COMMERCIAL LEASE AND DEPOSIT RECEIPT

RECEIVED FROM East Bay Permanent Real Estate Cooperative, Inc.

hereinafter referred to as LESSEE or TENANT,

the sum of $ 29,000.00,

evidenced by cashier’s check or wire transfer

as a deposit which shall belong to Alan Wofsy & Associates, a California corporation, and Myrtle Street Flats, LLC, a California limited liability company, hereinafter referred to as LESSOR and shall be applied as follows:

	Amount	Received	Balance due
Rent for the period 11/15/2025-12/31/2025	$9,000.00	$	11/24/2025
Security deposit	$20,000.0	$	11/24/2025
TOTAL	$29,000.00	$	11/24/2025

In the event this Lease is not accepted by the Lessor within 2 days, the total deposit received will be refunded.

Lessee offers to lease from Lessor the premises situated in the City of Oakland, County of Alameda, State of California described as .61+- unimproved acres at 1728 7th Street, Oakland, CA 94607     (APN’s 006 0019 027 02; 006 0019 028 02; 006 0019 008 00; 006 0019 010 01)

(The 7th, Wood and Goss Properties) upon the following terms and conditions

1. TERM: The term will commence on Nov. 15, 2025 and end on May 31, 2027, unless renewed as provided in Section 33 below.

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2. RENT: The total rent for the initial Term will be $117,000.00, payable as follows: Payment of $9,000.00 from Nov. 15, 2025 to Dec. 31, 2025; Payment or $6,000.00 per month from Jan. 1, 2026 to May 31 , 2026; Payment of $6,500.00 per month from June 1, 2026 to Nov. 30, 2026; Payment of $7,000.00 per month from Dec. 1, 2026 to May 31, 2027; Monthly rent shall be due on the first of each month after the first payment.

All rents will be paid to Lessor or his/her authorized agent, at the following address: Sunrise Properties, PO Box 2210, San Francisco, CA, 94126. or at such other places as may be designated by Lessor from time to time by first class mail, US priority mail or by express mail, with waiver of signature. Payment by Zelle is preferred to sunrise.properties@jps.net. Payment can also be made by wire transfer as directed by Lessor. Tenant may not pay rent except as provided herein. If rent is paid by any other means, including any method that requires Lessor’s signature as a condition for receiving the rent, then there will be a $50.00 charge to Tenant for each such instance.

In the event rent is not paid withi 5 days after due date, Lessee agrees to pay a late charge of $250 plus interest at 10% per annum on the delinquent amount. Lessee further agrees to pay $25 for each dishonored bank check.

The late charge period is not a grace period, and Lessor is entitled to make written demand for any rent if not paid when due.

3. USE: The premises are to be used for construction staging, parking, signage, and storage, for the development of the project at 1722-1724 7th St. which is on the same block as the subject property, as well as the operation of financial, legal, community, and physical feasibility studies for development of the subject property; and for insured and permitted community engagement and events, and for no other purpose, without the prior written consent of Lessor. Lessee will not commit any waste upon the premises, or any nuisance or any act, which may disturb the quiet enjoyment of any neighbors

The City also requires that businesses obtain a business license. Lessee with hold Lessor harmless from any land use disputes with private or public entities.

4. USES PROHIBITED: Lessee will not use any portion of the premises for purposes other than those specified. No use will be made or permitted to be made upon the premises, nor acts done, which will increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering the property. Lessee will not conduct or permit any sale by auction on the premises. Lessee will not make any physical changes to the property without the consent of Lessor.

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5. ASSIGNMENT AND SUBLETTING: Lessee will not assign this Lease or sublet any portion of the premises without prior written consent of the Lessor, which will not be unreasonably withheld. Any such assignment or subletting without consent will be void and, at the option of the Lessor, will terminate this Lease. Notwithstanding the foregoing,

6. ORDINANCES AND STATUTES: Lessee will comply with all statutes, ordinances, and requirements of all municipal, state and federal authorities now in force, or which may later be in force, regarding the use of the premises. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the premises will, at the option of the Lessor, is deemed a breach of this Lease.

7. MAINTENANCE, REPAIRS, and ALTERATIONS: Unless otherwise indicated, Lessee acknowledges that the premises are comprised of four parcels of unimproved real property. Where applicable, Lessee shall, at his/her own expense, maintain the premises in a good and safe condition, including plate glass, electrical wiring, plumbing and heating and air conditioning installations, and any other system or equipment. The premises will be surrendered, at termination of the Lease, in as good condition as received, normal wear and tear excepted. Where applicable, Lessee will be responsible for all repairs required.

Lessee will also maintain in good condition property adjacent to the premises, such as sidewalks, driveways, lawns, and shrubbery, which would otherwise be maintained by Lessor.

No improvement or alteration of the premises will be made without the prior written consent of the Lessor. Prior to the commencement of any substantial repair, improvement, or alteration, Lessee will give Lessor at least two (2) days written notice in order that Lessor may post appropriate notices to avoid any liability for liens.

8. ENTRY AND INSPECTION: Lessee will permit Lessor or Lessor’s agents to enter the premises at reasonable times and upon reasonable notice for the purpose of inspecting the premises, and will permit Lessor, at any time within sixty (60) days prior to the expiration of this Lease, to place upon the premises any usual "For Lease" signs, and permit persons desiring to lease the premises to inspect the premises at reasonable times.

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9. INDEMNIFICATION OF LESSOR: Lessor will not be liable for any damage or injury to Lessee, or any other person, or to any property, occurring on the premises during the Term of the Lease. Lessee agrees to hold Lessor harmless from any claims for damages arising out of Lessee’s use of the premises, and to indemnify Lessor for any expense incurred by Lessor in defending any such claims.

10. POSSESSION: If Lessor is unable to deliver possession of the premises at the commencement date set forth above, Lessor will not be liable for any damage caused by the delay, nor will this Lease be void or voidable, but Lessee will not be liable for any rent until possession is delivered. Lessee may terminate this Lease if possession is not delivered within 2 days of the commencement term in Paragraph 1.

11. LESSEE’S INSURANCE: Lessee, at his/her expense, will maintain public liability, and property damage insurance insuring Lessee and Lessor with minimum coverage as follows: $2 million per occurrence. Lessee will provide Lessor with a certificate of insurance for the proposed uses naming Lessor as additional insured prior to occupying the property.

The policy will require ten (10) day's written notice to Lessor prior to cancellation or material change of coverage.

12. LESSOR’S INSURANCE: Lessor will maintain liability insurance throughout the Lease term. Lessor’s insurance will not insure Lessee’s personal property, leasehold improvements, or trade fixtures.

13. SUBROGATION: To the maximum extent permitted by insurance policies which may be owned by the parties, Lessor and Lessee waive any and all rights of subrogation which might otherwise exist.

14. UTILITIES: Lessee agrees that he/she will be responsible for the payment of all utilities, including water, gas, electricity, heat and other services delivered to the premises. Failure to pay applicable utility bills after notice and failure to cure is a default of Lessee’s obligations under the terms of this Lease. There are no on-site utilities as of Nov. 10, 2025.

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15. SIGNS: Lessee will not place, maintain, nor permit any sign on the premises without the express written consent of Lessor, which will not be unreasonably withheld.

16. ABANDONMENT OF PREMISES: Lessee shall not be required to occupy the premises at any time during the Term of this Lease. However, if Lessee is dispossessed of the premises by process of law, or otherwise, any personal property belonging to Lessee left on the premises will be deemed to be abandoned, at the option of Lessor. Any abandonment will terminate Lessee’s option to purchase the property.

17. CONDEMNATION: If any part of the premises is condemned for public use, and a part remains which is susceptible of occupation by Lessee, this Lease will, as to the part taken, terminate as of the date the condemnor acquires possession. Lessee will be required to pay such proportion of the rent for the remaining term as the value of the premises remaining bears to the total value of the premises at the date of condemnation; provided, however, that Lessor may at his/her option, terminate this Lease as of the date the condemnor acquires possession. In the event that the premises are condemned in whole, or the remainder is not susceptible for use by the Lessee, this Lease will terminate upon the date which the condemnor acquires possession. All sums which may be payable on account of any condemnation will belong solely to the Lessor; except that Lessee will be entitled to retain any amount awarded to him/her for his/her trade fixtures or moving expenses.

18. TRADE FIXTURES: Any and all improvements made to the premises during the term will belong to the Lessor, except trade fixtures of the Lessee. Lessee may, upon termination, remove all his/her trade fixtures, but will pay for all costs necessary to repair any damage to the premise occasioned by the removal.

19. DESTRUCTION OF PREMISES: In the event of a partial destruction of the premises during the term, from any cause, Lessor will promptly repair the premises, provided that such repairs can be reasonably made within sixty (60) days. Such partial destruction will not terminate this Lease, except that Lessee will be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs interferes with the business of Lessee on the premises. If the repairs cannot be made within sixty (60) days, this Lease may be terminated at the option of either party by giving written notice to the other party within the sixty (60) day period.

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20. HAZARDOUS MATERIALS: Lessee will not use, store, or dispose of any hazardous substances upon the premises, except the use and storage of such substances that are customarily used in Lessee’s business, and are in compliance with all environmental laws. A hazardous substance means any hazardous waste, substance, or toxic materials regulated under any environmental laws or regulations applicable to the property. Lessee will be responsible for the cost of removal of any toxic contamination caused by Lessee’s use of the premises.

Lessee has received a copy of the PHASE I AND PHASE II ENVIRONMENTAL SITE ASSESSMENT by Enviro Assessment P.C. Project Numbers 2014-08-002 dated September 9, 2014. Lessee agrees to hold Lessor harmless from any future environmental mitigation requirements or projects or costs which Lessee or its successor in interest may incur in site preparation or operations.

Notwithstanding any other provision in this Lease, the parties agree that Lessee's mere investigation of the Premises, including but not limited to conducting a Ground Penetrating Radar test, Phase I, or Phase II Environmental Site Assessment, and the resulting discovery of any pre-existing environmental condition or hazardous material not caused by the Lessee, shall not in of itself obligate the Lessee to hold lessor harmless for any subsequent environmental mitigation requirements or projects or costs incurred due to pre-existing environmental condition or hazardous material.

However, should Lessee/Optionee not hold Lessor/Optionor harmless from any costs for environmental remediation, then Lessee’s option to purchase the property will terminate and Lessee will not be able to exercise the option to purchase. All other terms of this lease shall remain in force. Furthermore, should Lessee or Lessee’s successor in interest purchase the property, the said parties agree as a condition of the sale that Lessee/Optionee/Successor-in-interest will indemnify and hold harmless Lessor/Optionor/Owner from any environmental mitigation or other development costs.

21. INSOLVENCY: The appointment of a receiver, an assignment for the benefit of creditors, or the filing of a petition in bankruptcy by or against Lessee, will constitute a breach of this Lease by Lessee and terminate Lessee’s option to purchase the property.

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22. DEFAULT: In the event of any breach of this Lease by Lessee, Lessor may, at his option, terminate the Lease and recover from Lessee:

(a) the worth at the time of award of the unpaid rent which had been earned at the time of termination;

(b) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided;

(c) the worth at time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (d) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform his/her obligations under the Lease or which in the ordinary course of things would be likely to result therefrom.

Lessor may, in the alternative, continue this Lease in effect, as long as Lessor does not terminate Lessee’s right to possession, and Lessor may enforce all of Lessor’s rights and remedies under the lease, including the right to recover the rent as it becomes due under the Lease. If said breach of Lease continues, Lessor may, at any time thereafter, elect to terminate the Lease.

(d) Notice of Default and Opportunity to Cure (Except for Rent): Notwithstanding the foregoing, Lessor shall not exercise any remedy for default unless and until Lessor has given Lessee written or email notice specifying the nature of the breach. Except for the failure to pay rent or utility bills after notice as provided in Section 14, the Lessee shall have five (5) days from receipt of such notice to cure the specified breach. If the breach is of a nature that cannot reasonably be cured within five (5) days, the Lessee shall not be in default if the Lessee commences the cure within the five (5) day period and thereafter diligently pursues the cure to completion.”

(e) In the event any default is not promptly cured, Lessor may terminate the lease and Lessee’s option to purchase. These provisions will not limit any other rights or remedies which the Lessor may have.

23. SECURITY: The security deposit will secure the performance of the Lessee’s obligations. Lessor may, but will not be obligated to, apply all or portions of the deposit on account of the Lessee’s obligations. Any balance remaining upon termination will be returned to Lessee. Lessee will not have the right to apply the security deposit in payment of the last month’s rent.

24. DEPOSIT REFUNDS: The balance of all deposits will be refunded within three weeks (or as otherwise required by law), from date possession is delivered to Lessor or his/her authorized agent, together with a statement showing any charges made against the deposits by Lessor.

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25. ATTORNEY FEES: In any action or proceeding involving a dispute between Lessor and Lessee arising out of this lease, the prevailing party will be entitled to reasonable attorney fees.

26 WAIVER: No failure of Lessor to enforce any term of this lease will be deemed to be a waiver.

27. NOTICES: Any notice which either party may or is required to give, will be given by mailing the notice, postage prepaid and by email:

To Lessee:

East Bay Permanent Real Estate Cooperative

at email addresses: ojan@ebprec.org and info@ebprec.org

Fax addresses: n/a

Physical addresses: 1428 Franklin St, Oakland CA 94612

To Lessor :

at e-mail sunrise.properties@jps.net and editeur@earthlink.net.

Fax: 415-292-6594 and 510.251.1840

Physical address: 401 Terry Francois St. Suite 202, San Francisco, CA 94158

Notice will be effective five days after mailing, or on personal delivery, or when receipt is acknowledged in writing. or by USPS or courier tracking confirmation. or one day following a fax or email confirmation.

28. HOLDING OVER: Any holding over after the expiration of this Lease, with the consent of Lessor, will be a month-to-month tenancy at a monthly rent of $8,000.00, payable in advance and otherwise subject to the terms of this Lease, as applicable, until either party will terminate the tenancy by giving the other party thirty (30) days written notice.

29. TIME: Time is of the essence of this Lease.

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30. HEIRS, ASSIGNS, and SUCCESSORS: This Lease is binding upon and inures to the benefit of the heirs, assigns, and successors of the parties.

31. EXISTING LICENSE AGREEMENT FOR TRAILER STORAGE: There is an existing license agreement with Abril Alcatentii for the storage of one trailer. Lessor will ask the licensee to remove the trailer by the end of 2025. If he does not, Lessee may have it towed at Licensee’s expense.

32. Existing Service Contract : There is an existing verbal service contract with Nelson Quintanilla Landscaping for once a month weed and trash removal. This contract will terminate if Lessee does not want to pay the contractor.

33. OPTION TO RENEW AND PURCHASE: (a) Lessee shall have two (2) successive options to renew this Lease, for periods of three (3) months each with thirty days advance written notice to Landlord. Rent shall increase upon exercise of first option to $8,000 per month (June 1-Aug. 31, 2027) Rent shall increase upon exercise of second option to $8,500 per month (Sept. 1-Nov. 30, 2027). Lessee must notify Lessor 30 days’ in advance of Lessee’s intention to renew the lease.

(b) Provided Lessee has complied with the terms of this Lease and made timely rental payments, Lessee shall have the right to purchase the property during the initial Term of the Lease or any extensions under this Paragraph in accordance with Exhibit B.

34. AMERICANS WITH DISABILITIES ACT: The parties are alerted to the existence of the Americans with Disabilities Act, which may require costly structural modifications. The parties are advised to consult with a professional familiar with the requirements of the Act.

35. LESSOR’S LIABILITY: Subject to subsection (i) of Exhibit B, in the event of a transfer of Lessor’s title or interest to the property during the term of this Lease, Lessee agrees that the grantee of such title or interest will be substituted as the Lessor under this Lease, and the original Lessor will be released of all further liability; provided, that all deposits will be transferred to the grantee.

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36. ESTOPPEL CERTIFICATE:

(a) On ten (10) days' prior written notice from Lessor, Lessee will execute, acknowledge, and deliver to Lessor a statement in writing:

[1] certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the rent and other charges are paid in advance, if any; and

[2] acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective buyer or encumbrancer of the premises.

(b) At Lessor’s option, Lessee’s failure to deliver such statement within such time will be a material breach of this Lease or will be conclusive upon Lessee:

[1] that this Lease is in full force and effect, without modification except as may be represented by Lessor; [2] that there are no uncured defaults in Lessor’s performance; and [3] that not more than one month's rent has been paid in advance.

(c) If Lessor desires to finance, refinance, or sell the premises, or any part thereof, Lessee agrees to deliver to any lender or buyer designated by Lessor such financial statements of Lessee as may be reasonably required by such lender or buyer. All financial statements will be received by the Lessor or the lender or buyer in confidence and will be used only for the purposes set forth.

37. ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties and may be modified only in writing signed by all parties. The following exhibits are a part of this Lease:

Exhibit A: Legal Description

Exhibit B: Option to Purchase

Exhibit C: Joint Escrow Instructions

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The undersigned Lessee acknowledges that he/she has thoroughly read and approved each of the provisions contained in this Lease, and agrees to the terms and conditions specified.

Lessee

By /s/ Noni Session	Date 11/25/25

Executive Director, Noni Session

East Bay Permanent Real Estate Cooperative

Accepted and agreed by Lessor:

Lessor

Alan Wofsy & Associates

By /s/ Alan Wofsy	Date 11/25/25

Alan Wofsy, President

Myrtle Street Flats, LLC

By /s/ Alan Wofsy	Date 11/25/25

Alan Wofsy, Principal

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Exhibit B

Option to Purchase under Lease

The 7th, Wood and Goss Properties

In addition to all other rights and obligations that Lessee has under that certain Commercial Lease and Deposit Receipt between East Bay Permanent Real Estate Cooperative. Inc. as Lessee (“Optionee”) and Alan Wofsy & Associates and Myrtle Street Flats, LLC as Lessor (“Optionor” or “Seller”), effective November 15, 2025 (“Lease”), Lessor/Optionor grants Lessee an exclusive option (“Option”) to purchase the Leased Premises for the sum of $1,900,000.00 to $2,100,00.00 (“Purchase Price”) on the following terms and conditions:

(a) Option Consideration: As consideration for the Option, Lessee/Optionee shall make all payments of Monthly Rent required under this Lease and agrees to hold Lessor/Optionor harmless from any development costs, including but not limited to environmental clean-up or mitigation costs, which may be required to develop the four parcels constituting the subject leased premises.

(b) Payment of Purchase Price: The Purchase Price shall be payable as follows:

(i) The Purchase price shall be $1,900,000.00 if closing takes place by May 15, 2026; $1,950,000.00 if closing takes place by Nov. 15, 2026; $2,000,00.00 if closing takes place by May 30, 2027.

(ii) In the event Lessee extends the lease in accordance with Paragraph 33(a) in the Lease, the Purchase price shall be $2,050,000.00 if closing takes place by Aug. 31, 2027 and $2,100,000.00 if closing takes place by Nov. 30, 2027.

(iii) The amount of $100,000.00 shall be deposited in the Escrow Account (defined below) concurrent with the delivery of the Exercise Notice (defined below) to be applied against the Purchase Price on the close of the purchase of the Leased Premises.

(iv) The balance of the Purchase Price ($1,800,000.00 or $1,850,000.00 or $1,900,000.00 or $1,950,000.00 or $2,050,000.00 ) shall be due on the close of the purchase of the Leased Premises and paid by cashier's check or by federal wire transfer within 30 days of the Exercise Notice.

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(c) Term of Option: This Option may be exercised at any time during the Term of the Lease, including any extensions of the initial Lease Term under Section 33 of the Lease (“Option Term”). Upon expiration of the Option Term, Lessor/Optionor shall be released from all obligations under this Option, and all Lessee's rights under this Option, legal or equitable, shall cease.

(d) Transferability of Option: This Option may be assigned at Lessee’s discretion, provided the assignment is made concurrently with the Exercise of the Option to purchase or subsequent to the exercise of the option pursuant to paragraph (e).

(e) Exercise of Option: The Option shall be exercised by written notice (“Exercise Notice”) to Lessor/Optionor prior to the end of the Option Term and by deposit to the Escrow Account, prior to the end of the Option Term, on account of the Purchase Price, in the amount of $100,000.00 per section b (i) above. It is a condition to the effectiveness of the Exercise of the Option that Lessee not then be in default under the Lease. If Lessee is in default under this Lease at the time Lessee gives the Exercise Notice, the Exercise Notice would then be null and void.

(f) Notices: The Exercise Notice, shall be sent by overnight carrier to Lessor/Optionor at 401 Terry Francisco, St., Suite 202, San Francisco, CA 94158; and/or by fax to 510-251-1840 and 415-292-6594 and/or by e-mail to sunrise.properties@jps.net and editeur@earthlink.net, and shall be deemed effective upon delivery, as evidenced by carrier tracking, fax or email confirmation or when receipt is acknowledged in writing.

(g) Lessor/Optionor's Covenants, Representations, and Warranties: Lessor/Optionor warrants that Lessor/Optionor is the owner of the Leased Premises and has marketable and insurable fee simple title to the Leased Premises free of restrictions, leases, liens, and other encumbrances, other than those of record. If this Option is exercised by Lessee, Lessor/Optionor will convey title to the Leased Premises to Lessee or his assignee by grant deed. Lessor/Optionor covenants that during the Option Term and until the Leased Premises are conveyed to Lessee (assuming this Option is exercised) Lessor/Optionor will not encumber the Leased Premises in any way nor grant any property or contract right relating to the Leased Premises without the prior written consent of Lessee.

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(h) Lessee/Optionee's Covenants, Representations, and Warranties: Lessee recognizes that any new construction will involve securing permits, utilities and environmental clearances.

Lessee/Optionee has received a copy of PHASE II ENVIRONMENTAL SITE ASSESSMENT by Enviro Assessment P.C. Project Numbers 2014-08-002 dated September 9, 2014. Lessee has indicated that it will undertake additional environmental testing which may lead to requirements by lenders and public entities for environmental mitigation measures, which can be costly. As a condition of this option to purchase, Lessee agrees to hold Lessor/Optionor harmless from any future development or environmental mitigation requirements or projects or costs which Lessee/Optionee or its successor in interest may incur in the development of the site(s).

(i) Quitclaim Deed: Concurrent with the execution of the Lease, Lessee has executed, acknowledged, and delivered to Lessor/Optionor a quitclaim deed in favor of Lessor/Optionor. Lessor/Optionor will hold that quitclaim deed until the end of the Option Term and, if the Option has not been previously exercised, may record the quitclaim deed in the official records of Alameda County.

(j) Escrow: An escrow for the sale of the Leased Premises (“Escrow Account”) shall be opened upon Exercise of the Option by delivery of a complete copy of the executed Lease, including Exhibit C (“Joint Escrow Instructions”), the deposit described in Section (b)(i), and such other documentation as the escrow agent may require. The escrow and title company will be Old Republic Title Co., 555 12th Street, Suite 2000, Oakland, CA 94607. Attn: Jennifer Hinkle, escrow officer. In the event the designated escrow office location is unavailable, the Escrow Account shall be established at the closest available Old Republic Title Co. office, and if the designated escrow officer is unavailable, another Old Republic Title Co. escrow officer may handle the Escrow Account. All closing costs shall be per County of Alameda custom; particularly; Optionee and Seller split escrow fees 50/50, Optionee pays 100% of title fees, Seller pays 100% of county transfer tax, and Optionee and Seller split 50/50 city transfer taxes.

(k) Cooperation: At no cost to Lessor/Optionor, Lessor/Optionor shall cooperate with Lessee in the processing of all entitlement permits solely for planning and zoning approvals, provided any such approvals are reversible and do not impose any obligations on the owners of the properties if the Option to Purchase is not exercised. All requests for cooperation (including signatures on various applications) at any time and from time to time, shall have responses within 5 days of written submission of document requested for execution by Lessee. Lessee/Optionee cannot require Lessor/Optionor to be a party to applications to utility companies or for building permits, which applications should take place after escrow has closed. In no case shall any requested document cause Lessor to incur any liability nor encumber the Property or affect title other than use changes for entitlements being pursued by Lessee. Should Lessee fail to close escrow as anticipated by the Option, Lessee shall indemnify Lessor/Optionor for any liability created by entitlement changes derived from Lessees development entitlement processing.

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At no cost to Lessee/Optionee, Lessee/Optionee will cooperate to with Lessor/Optionor in executing any documents relative to a tax deferred real estate exchange.

(l) Brokerage: Each party represents itself and there are no agents, brokers or commissions.

Lessee/Optionee

By /s/ Noni Session	Date 11/25/25

Executive Director, Noni Session

East Bay Permanent Real Estate Cooperative

Lessor/Optionor

Alan Wofsy & Associates

By /s/ Alan Wofsy	Date 11/25/25

Alan Wofsy, President

Myrtle Street Flats, LLC

By /s/ Alan Wofsy	Date 11/25/25

Alan Wofsy, Principal

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